Exhibit 23.2

Consent of Independent Accountants

We hereby consent to the incorporation by reference in this Registration Statement on Amendment No. 1 to Form S-3 (No. 333-111547) of our report dated February 13, 2004, except for Note 25, as to which the date is March 3, 2004, relating to the consolidated financial statements, which appears on Form 10-K for the year ended December 31, 2003. We also consent to the incorporation by reference of our report dated February 13, 2004 relating to the financial statement schedule, which appears in such Annual Report on Form 10-K. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

PricewaterhouseCoopers LLP

/s/ PricewaterhouseCoopers LLP

Portland, Oregon,
March 4, 2004